Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 P +1 212 768 6700 F +1 212 768 6800

August 12, 2026

Immunic, Inc. 1200 Avenue of the Americas, Suite 200 New York, NY 10036

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Immunic, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of up to 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Immunic, Inc. 2019 Omnibus Equity Incentive Plan, as amended (as amended, the “2019 Plan”), on a Registration Statement on Form S-8 being filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as it may be amended, the “Registration Statement”).

We are delivering this opinion to you in accordance with your request and in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

1.	the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein;

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended and restated;

3.	the Third Amended and Restated Bylaws of the Company;

4.	the 2019 Plan;

5.	corporate resolutions and proceedings of the Company relating to its proposed issuance of the Shares; and

6.	such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. In addition, for purposes of this opinion, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 P +1 212 768 6700 F +1 212 768 6800

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts and having due regard for such legal considerations as we deem relevant, that the Shares, when issued and paid for in accordance with the terms of the 2019 Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the State of New York (excluding local laws), Delaware corporate law and the federal laws of the United States of America.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express prior written consent of the undersigned, however, we hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP